EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Number 333-144453 of Stonemor Partners L.P. on Form S-3 and Registration Number 333-143863 of Stonemor Partners L.P. on Form S-8 of our report on the consolidated financial statements of Stonemor L.P. and subsidiaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, dated March 16, 2007, except with respect to the Consolidated Statements of Operations and “Segment Reporting and Related Information” included in Note 1, as to which the date is November 20, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2005 financial statements), appearing in this Current Report on Form 8-K dated November 20, 2007.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

November 21, 2007